Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 24, 2025, relating to the consolidated financial statements of Abundia Global Impact Group, LLC, which comprise the balance sheets as of December 31, 2024 and 2023, and the related statement of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements, which is included in this Form 8-K/A of Houston American Energy Corp.

We also consent to the incorporation by reference of such report in the Registration Statements on Form S-1 (No.’s 333-289142 and 333-289146), Form S-3 (No.’s 333-126684, 333-160219, 333-161319, 333-183540, 333-208630, 333-220990, 333-228749, 333-267163, and 333-282778) and Form S-8 (No.’s 333-127656, 333-151824, 333-206875, 333-220838, and 333-258906).

/s/ Baker Tilly US, LLP

Houston, Texas

August 14, 2025